                              EXHIBIT 10.2

                           PROFIT PARTICIPATION AGREEMENT

                           PROFIT PARTICIPATION AGREEMENT

  This Agreement ("Agreement") is made and entered into this 17th day of January, 1999, by and between Atlantic Syndication Network, Inc., referred to as (ASNI), a Nevada Corporation whose corporate address is 2140 West Charleston, Suite B, Las Vegas Nv. Zip 89102 and Ramon Bonin ("RBC").

  I.   FORMATION AND PURPOSE OF THE AGREEMENT.

  The parties hereby form a Profit Participation Agreement ("Profit Participation") for the purpose of developing and producing an infomercial ("Infomercial") to promote the sale of Videotapes related to Drug & Alcohol Addiction + added value products such as in-home drug tests. The product will be promoted primarily via television with the infomercial 800 number. RBC has agreed to provide capital for the ASNI Project(s) which shall be referred to as "Family Survival Kit".

  II.  DUTIES OF EACH PARTY SHALL BE AS FOLLOWS:

  A. RBC agrees to dispurse to ASNI $100,000. The payment is for securing a profit position in net profits of the project by participating in cost for production and other related expenses referred to that are required to bring the Family Survival Kit infomercial, videotapes and/or products to market.

  B.    ASNI shall be responsible for the following duties:

           (1) ASNI maintains offices and will oversee the project, hire the necessary personnel including third parties to carry out the purposes of this Agreement, and these specific costs shall be identified as the responsibility of the project.

           (2) The development, production, distribution, management of the project(s).

           (3) Establish and implement the marketing and sales program for the project, purchase product to be sold, placement of advertising and responding to same.

           (4) Perform all other duties and services which are reasonably necessary to accomplish the purposes of this Agreement which include overseeing and monitoring the fulfillment house for all Project orders whether from infomercial calls, general advertising, internet or other outlets.

           (5) ASNI shall devote as much time as necessary to see that the foregoing duties and services are performed; and will maintain accounting and banking records of the income from the project(s) using GAAP guidelines; furthermore, maintain and oversee all pertinent records of the project(s).

           (6) ASNI agrees to invest additional effort and funds up to $50,000 to complete the development for this project, prepare the marketing and advertising and launch the project. It is anticipated between the parties that the project will be in the marketing stage prior to December 31, 1999.

  III. PROFITS, LOSSES AND DISTRIBUTIONS.

  After deducting the expenses and management fees agreed to any and all Net Profits of this project(s) shall be allocated and divided between the parties on a monthly basis per the following:

           1. Initially, 80% of the monthly Net Profits received are distributed to RBC until 100% of RBC's contribution to this project is returned.

           2.  The remaining 20% is distributed to ASNI.

               ONCE RBC RECEIVES 100% OF THE INITIAL CONTRIBUTION FOR THIS PROJECT, then

               A. 50% shall be distributed to RBC and/or nominee monthly and
               B. 50% shall be distributed to ASNI


  ASNI will provide a monthly income and expense summary and prepare an inhouse unaudited financial statement quarterly for this Project. All monthly expenses will be available for review in this report and/or the accounting may be reviewed by the partners with prior notice. Fixed monthly expenses will accrue and be paid from future income of the Project if sufficient income is not generated by the project for that month.

           The following guideline shall be used for the purpose of computing profits.

  "Profit Sharing" shall equal the gross revenues generated by the "Family Survival Kit" and received for project sales, either through the infomercial videotape sales or the added value products to be used to increase videotape sales, less the following:

  i. After the infomercial commences airing, ASNI shall be entitled to receive pro-rata office and related expense, project advertising and media, a two-person staff, one for sales and marketing, and an assistant for customer service to deal with purchase orders and data processing.

  ii. Product purchases, packaging, shipping cost (including duty, Fed X, freight, insurance premium & guarantee, etc.) plus shipping and handling that has not been pre-paid by the purchaser.

  iii. ASNI shall receive management fees of $10,000 per/mo, plus its profit sharing percentage generated by the Project. It is understood and agreed between the parties that the monthly management fee is payable only from monthly profits of the Project and do not accrue. If the project generates less than the $10,000 monthly fee due ASNI, that monthly consulting fee is reduced to only the amount of Net Profit that is available prior to that months profit distribution.

  iv. AFTRA pension/union/welfare contributions owed for infomercial participants;

  v. Infomercial substantiation, additional updates, videotaping or editing costs if any, insurance premiums for the Project, monthly accounting and legal costs incurred for the Project;

  vi. Fulfillment, house telemarketing setup fees, deposits, expenses, tape dubbing, traffic to stations, actual fulfillment costs, freight costs and 800# customization; ASNI shall see that funds received by the fulfillment house from sales of the product(s) shall be immediately deposited into the Project Bank Account.

  vii. Purchaser refunds, returns, credit card fees, chargebacks and bad debts;

  viii. The books and records shall be closed on the last day of each month (accounting of income and expenses will be available for review prior to the 15th of each month) (Project Year end accounting shall be February 28, which shall be the same as ASNI corporate fiscal year).

  ix. Purchaser refunds, returns, credit card fees, chargebacks and bad debts;

  x. Losses from the prior months shall mean the gross revenues during such months less the expenses and costs listed above.

  ASNI and RBC shall create a reserve for Purchaser Product(s) returns. This reserve amount shall remain in the bank Account and shall be equal to ten percent (10%) of one months gross income average and based on the last quarter monthly sales. The reserve shall be adjusted to include product returns at the end of each quarter.

  After the infomercial begins airing and monthly expenses have been deducted including (A) pro-rata office and staff expenses relative to the project (B) actual costs for the product and service (C) project fees and expenses as outlined (D) the monthly management fee due ASNI for the project; then, the partners will divide the percentage of Profits as outlined herein.

  IV.   PROJECT BANK ACCOUNT.
  ASNI and RBC will open a Two signature Project Account at First Security
  Bank of Nevada for the deposit of all income generated by the Family Survival Kit Project. This Account will be activated once the Family Survival Kit Project Infomercial and product sales begin and project income is being generated. All gross income from the Family Survival Kit will be deposited into this account and the Account will be exclusively utilized to distribute monthly (1) Project expense reimbursement including marketing and advertising cost (2) Monthly management fee to ASNI (3) Return of initial contribution to RBC and (4) Pro-rata Sharing to RBC and ASNI.


  V.    MANAGEMENT.
  The management under this Agreement, and its operations and business, shall be the sole responsibility of ASNI. Each Participant will deal with their own tax issues and indemnify the other from all tax responsibility and/or liability from the other.

  VI.   TITLE TO PROPERTY.
  The title, Copyright -C- and ownership of all videotape masters of the project are retained by ASNI.

  VII.   INSURANCE AND INDEMNIFICATION.
  ASNI hereto shall indemnify and hold RBC harmless from any and all damages, liabilities, losses and claims incurred or suffered by RBC which should arise out of a breach of this Agreement or negligence or wrongful conduct on the part of ASNI.

  VIII.  ARBITRATION.
  Any and all disputes arising out of this Agreement between the parties hereto shall be submitted to binding Arbitration to an Arbitration Association in Los Angeles County, Ca. Any and all decisions of the arbitrator shall be final and binding upon the parties.

  IX.   NOTICES.
  Any and all notices which may or are required to be given under this Agreement shall be in writing and shall be deemed received by the party to whom it's sent upon the earlier of actual receipt thereof or five (5) business days after it is deposited in the United States mail, registered or certified with return receipt requested, postage prepaid and addressed to the other party of record.

  X.    ASSIGNMENTS.
  Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

  XI.   TERMINATION.
  This Agreement shall continue in full force and effect throughout the life of the marketing and distribution of this Product. It is agreed that RBC shall receive fifty percentage of net revenues of the Family Survival Kit intervention videotapes or multimedia CD sales in perpetuity. If the parties agree to terminate this Agreement, all debts relating to this Project shall be paid and the remaining funds shall be distributed to the Profit Sharing Partners based on the percentage breakdown outlined herein.

  XII.  ENTIRE AGREEMENT.

  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement may not be changed or amended unless done so by a written instrument executed by both parties.

  It is agreed that the signature approval and acceptance of this agreement by fax shall be acceptable by each of the parties involved. Both parties agree to provide the other an original signed hard copy. IN WITNESS WHEREOF, the parties have executed the "Agreement" as of January 17, 1999.


  RAMON BONIN ("RBC")                    ATLANTIC SYNDICATION NETWORK, INC.

  By: /s/ L. RAMON BONIN                    By: /s/ KENT G. WYATT, SR.

------------------------                     -------------------------

Ramon Bonin                                    Kent G. Wyatt, Sr.,
                                               CEO/President